Agreement for ADA Consulting Services

This Agreement (“Agreement”) is entered into by and between Disability Access Consultants, Inc., a California corporation (“Consultant”), with a primary place of business at 2775 Feather River Blvd., Oroville, California 95965, and Yum Restaurant Services Group, Inc. (“Yum” or “Client”).  The parties hereby agree to the following terms and conditions:

1.

ENGAGEMENT

Yum desires that Consultant conduct accessibility site evaluation surveys of specific requested facilities on a nation wide basis. Consultant shall, pursuant to the terms of this Agreement provide to Yum comprehensive and accurate  accessibility compliance survey consulting services (the “Services”) relating to the application of the Americans with Disabilities Act of 1990, and any other state laws, regulations, and codes relating to access for individuals with disabilities to public accommodations, including all amendments thereto (collectively, the "Access Laws for Individuals with Disabilities") for Yum-selected restaurant locations.  Time and accuracy shall be of the essence in the performance of all Services.  Consultant represents that it is an expert in the business of providing the Services, and Consultant agrees that (a) Yum is relying upon Consultant’s expertise, (b) time is of the essence in completing the Services, and (c) it will perform all Services in an expert, competent, accurate, professional, comprehensive and timely manner.

Yum reserves the right to utilize other consultants or its own employees for the same or related Services.

Consultant shall perform the Services required under this Agreement in compliance with Exhibit A attached hereto.

2.

TERM

This Agreement shall become effective as of the last date of signature below.  All of the terms and conditions of this Agreement shall survive the termination or expiration of this Agreement or the Services.

3.

COMPENSATION

When Yum desires Consultant to undertake surveys it shall make a request to Consultant in writing.  Within two (2) business days after the receipt of a request from Yum, Consultant shall acknowledge the request via e mail.  Thereafter, Consultant shall supply Yum with a price quote and information relating to completion dates for the work for the survey(s) via e mail.  Yum shall accept or reject Consultant’s terms via e-mail, and acceptance shall be deemed to be binding.

Agreed price shall include all fees, costs, and expenses, incurred by Consultant, including but not limited to travel costs, overhead, and home office expenses. Agreed price shall include all costs and fees associated with required reports and be otherwise subject to the terms and conditions of Exhibit B hereto.

4.

INDEPENDENT CONTRACTOR STATUS

Consultant is performing the Services as an independent contractor, and all payments to Consultant shall be made without deduction or withholding of any federal, state, or local taxes.  Consultant takes complete responsibility for any tax liability from the receipt of payments pursuant to this Agreement, and shall indemnify Yum from and against any loss, judgment, cost, or expense connected with any claim that Consultant failed to pay taxes or levies when the same were due and payable.

Consultant shall be solely responsible for complying with all laws pertaining to the employment of all of Consultant’s personnel, including but not limited to, compliance with all applicable laws and regulations concerning workers’ compensation, social security, minimum wage, unemployment insurance, hours of labor, services, working conditions, equality in employment, and like subjects.

5.

DOCUMENTS

Except as specified herein below, Yum shall own all materials or other items prepared, described or provided by Consultant in connection with the Services, excluding intellectual property owned by Consultant. Yum shall have the right to use and further develop the Services as it determines in its sole discretion, excluding the intellectual property developed and owned by the Consultant.  Checklists (as defined in Exhibit A) forms, report formats, standard drawings and other similar materials ("Consultant’s Materials") that will be used in the performance of the Services hereunder, and/or may develop additions and refinements thereto in the course of performing work under this Agreement are the property of the Consultant.  However, (a) all data and information obtained from Client or collected at Client’s facilities shall remain the sole property of Client and Consultant shall obtain no rights therein. The inclusion of Company information in Consultant’s Materials shall not in any way lessen or change Consultant’s obligation of confidentiality pertaining to such information.  Without limiting the foregoing, any references in the Checklists to Client and any customizations that reflect Client’s unique or specific business environment will be removed from Consultant’s Materials before Consultant discloses Consultant’s Materials to any third party, except as said disclosure may be necessary to perform the Services hereunder.

The Data provided to Client under this Agreement, to the extent necessary for Client to obtain the benefits of the work performed hereunder is the property of the Client.  For purposes of clarity, and not by way of limitation, Client may use the Reports and Data delivered under this Agreement as tools in assessment for compliance with the Americans with Disabilities Act or other Disabled Access Laws or as a tool in the preparation of scope of work documents for making improvements consistent with Disabled Access laws.  For purposes of this agreement an “affiliate” is any company controlling, controlled by or under common control with Yum.

5.5

SOFTWARE LICENSE

Consultant hereby grants to Client pursuant to the following terms and conditions, a nonexclusive, royalty-free, perpetual, world-wide license to use, modify and further develop the Software (including the Database) which the Consultant acknowledges and agrees will include certain of Consultant's Materials, to the extent necessary for  Client to obtain the benefits of the work performed hereunder.  The Software licensed shall include any improvements, additions, or modifications of the Software and materials related thereto.

6.

CONFIDENTIALITY

In the course of Consultant’s provision of the Services, it may be necessary for Yum to disclose to Consultant facts, data or other information that is not in the public domain.  Accordingly, Consultant agrees that, during and after the Services are concluded, Consultant will not disclose any facts, data or other information thus disclosed to Consultant in connection with the Services, including any data collected by Consultant while performing the Services, to any person or entity (other than Consultant’s principals, agents, employees and subcontractors whom Consultant has caused to be bound by these provisions of confidentiality, and who are required to have such information for the intended purposes of this Agreement), unless such disclosure is authorized in writing by Client or ordered by a court.

All communications, whether oral or in writing, between (a) Yum employees or other persons acting under the direction of Yum, and (b) Consultant shall be considered Confidential Information.  All documents, except publicly available materials, provided to Consultant by Yum or other persons acting on behalf of Yum, shall also be considered Confidential Information, unless Yum informs Consultant otherwise in writing.

All communications by Consultant in connection with the Services shall be addressed to Yum, except as otherwise authorized in writing by Yum.  All documents and other materials generated or prepared by Consultant in connection with the Services, and any documents or materials provided to Consultant in connection with the Services, shall remain or become the property of Yum and shall be segregated and maintained by Consultant while in Consultant’s custody in secure and separate files.  Those files and the documents and materials therein shall be Confidential Information.

If any person or entity, including any agency of the United States or State governments, to whom disclosure has not been authorized in writing by Consultant, subpoenas or otherwise seeks to obtain any facts, data, information, documents or other materials within Consultant’s possession or control that have been acquired or generated in the course of the Services, Consultant shall immediately inform Yum and, at the request and expense of Yum, take such legal measures as Yum may deem necessary or appropriate to resist disclosure of such facts, data, information, documents or other materials.  Except for measures requiring immediate action to preserve the status quo, Consultant shall consult with Yum prior to taking any legal measures or making any decision in connection with any such request or subpoena.  Should legal measures prove necessary, Yum shall have the right to designate attorneys to represent Consultant in connection with such legal measures to the extent that they involve materials or information provided or generated in connection with the Services, and Yum shall pay all legal fees and expenses incurred as a result of such representation.

7.

INDEMNIFICATION

To the fullest extent permitted by law, the Consultant shall defend, indemnify, and hold harmless Yum, its affiliates and their respective officers and employees from and against any and all claims, orders, judgments, damages, penalties, fines, costs, liabilities, losses, actions or lawsuits of every kind and description arising out of the negligent or wrongful acts, willful misconduct, violation of law, or breach of the contractual obligations hereunder by Consultant or any of Consultant’s officers, employees, agents or subcontractors, including the costs of defense of any lawsuit arising there from.  In the event an indemnitee is named as a defendant in any such lawsuit, the Consultant shall, at the request of Yum, represent the indemnitee with qualified counsel approved in writing by Yum.

Consultant’s indemnity obligation shall not apply in the event of any loss, damage or expense arising from the negligence or misconduct of Yum or its agents, servants or independent contractors.  If judgment is entered against Consultant and Yum by a court of competent jurisdiction because of the concurrent negligence of Yum, its officers and employees, and the Consultant, then the Consultant and Yum agree that such liability will be apportioned as determined by the trier of fact.

8.

ERRORS AND OMISSIONS

In the event of errors or omissions by the Consultant in the performance of the this Agreement or the services there under which result in damages and costs to Yum or its affiliates greater than would have resulted if there were no such errors or omissions or negligence, any additional damages and costs incurred by Yum or its affiliates, including without limitation direct and consequential damages as a result thereof, shall be borne by the Consultant.  Any Yum payment to the Consultant shall not be deemed or construed as acceptance or waiver by Yum of errors or omissions or negligence by the Consultant.

9.

INSURANCE

Consultant shall not commence the Services under this Agreement until it has obtained all insurance required under this Agreement and such insurance has been approved by Yum.  Consultant shall ensure that all of its subcontractors at any tier and anyone directly or indirectly employed or otherwise retained by any of them shall obtain insurance subject to the same terms and conditions as set forth herein for Consultant.

A.

Qualified Insurer

The policy or policies of insurance must be issued by an insurer licensed to do business in the State of California (California Admitted Carrier).

B.

Declare Deductible and Self-Insured Retention

Consultant shall be responsible for the payment of  all deductibles.  Any self-insured retentions (SIRs) or deductibles shall be clearly stated on the Certificate of Insurance.

C.

Professional Liability Insurance

Consultant shall purchase and maintain, at its own cost and expense professional liability insurance acceptable to Yum in amounts set forth below, to protect it against claims that may arise out of or in relation to errors and/or omissions in Consultant’s services under this Agreement, specifically applicable to all services rendered by Consultant under this Agreement.

D.

Liability Insurance

Consultant shall purchase broad form comprehensive general liability coverage for its services under this Agreement.  Such insurance shall include coverage for the claims set forth below, which may arise out of or result from Consultant’s services under the Agreement:

1)

Claims for damages because of bodily injury, sickness or disease, or death of any person other than employees.

2)

Claims for damages because of injury to or destruction of tangible property.

E.

Coverage Limits

The insurance required hereinabove, shall be written for the Consultant for the limits of liability specified below.

Type of Coverage	Limits of Liability
a) Professional Liability Insurance (The above limits may be satisfied using combination of Professional Liability Insurance and Excess Liability Insurance coverages)	$2,000,000
b) Workers’ Compensation	statutory minimum
c) Employer’s Liability Insurance	$1,000,000
d) Comprehensive General Liability Insurance (The above limits may be satisfied using combination of Professional Liability Insurance and Excess Liability Insurance coverages)	$3,000,000
e) Automobile Liability Insurance	$1,000,000

F.

Endorsement of Yum’s Interest

All required policies and/or other evidence of insurance shall contain the following endorsements:

1)

Worker’s Compensation, Comprehensive General Liability, and Automobile Liability Insurance policies shall contain the following endorsement: “This insurance shall not be canceled, reduced, or limited in scope of coverage or nonrenewed until after 30 days’ written notice has been given to : Steve Elmer, Director of ADA Compliance, Yum Restaurant Services Group, Inc., 17901 Von Karman MD 1218, Irvine, California 92614.

2)

Professional liability insurance policy shall contain the following endorsement: “This insurance shall not be canceled, reduced, or limited in scope of coverage or nonrenewed until after 30 days’ written notice has been given to: Steve Elmer, Director of ADA Compliance, Yum Restaurant Services Group, Inc., 17901 Von Karman MD 1218, Irvine, California 92614.

3)

Worker’s Compensation policy, and Comprehensive General Liability Insurance policies shall contain the following endorsement:  “All rights of subrogation are hereby waived against Yum, its affiliates and their respective officers and employees, when acting within the scope of their employment or appointment.”

4)

Comprehensive General Liability Insurance and Automobile Liability Insurance policy shall contain the following language: “Yum is added as an additional insured under this policy as respects any matter arising under, growing out of, or in any manner connected with the first named insured’s services for Yum.”

5)

Comprehensive General Liability Insurance policy shall contain the following language: “It is agreed that any insurance available to Yum will apply in excess of, and not contribute with insurance provided by this policy.

10.

TERMINATION FOR CONVENIENCE

Yum may, at any time, and without cause, terminate this Agreement in whole or in part, upon written notice to Consultant.  Such termination shall be effected by delivery to Consultant of a notice of termination specifying the effective date of the termination and the extent of the Services to be terminated.

In the event of such termination, Yum shall pay Consultant amounts owing to it, including expenses, for the Services completed prior to the effective date of the termination, and such payment shall be Consultant’s sole remedy against Yum.  Under no circumstances will Consultant be entitled to anticipatory or unearned profits, consequential or special damages, or any other damages as a result of a termination or partial termination of this Agreement.

11.

OBLIGATIONS UPON TERMINATION

In the event of termination, Consultant shall immediately stop services in accordance with the notice and comply with any other direction as may be specified in the notice or as subsequently provided by Yum.  Consultant shall insert in any contract with a subcontractor that the subcontractor shall stop services on the date of and to the extent specified in a notice of termination.

Upon termination, Consultant shall turn over to Yum all finished and unfinished reports and other written services of any kind or quality prepared or generated in connection with the services under this Agreement, including providing copies on computer disks or other applicable media of all such services or materials that were prepared in electronic or digital form, excluding intellectual property that is owned by the consultant.

12.

ASSIGNMENT

Consultant shall not assign any right, nor delegate any duty, under this Agreement, or any portion thereof, without the written consent of Yum.  Any attempted assignment or delegation without Yum’s prior written consent shall be void.

13.

PUBLIC RELATIONS

Consultant and its subcontractors shall not disseminate information on behalf of Yum pertaining to the nature, scope, or details of this contract or the services there under without the prior specific written consent of Yum.  All inquiries of any kind pertaining to the Project, presented to Consultant in any form, including but not limited to written or oral requests, and originating from any media source, such as the press and other print publications, television or radio networks, the World Wide Web or instruments thereof, community or public interest groups, or any other limited or mass media systems, shall be immediately referred by Consultant to Yum.

Consultant shall not release information in any manner or form on behalf of Yum pertaining to the nature, scope, or details of this contract or the services there under in any organized public or private event, setting, or ceremony, without the prior specific written consent of Yum.

14.

NONDISCRIMINATION

Consultant and its subcontractors shall not discriminate on the grounds of race, color, disability, or national origin in the selection and retention of subcontractors, including procurement of materials and leases of equipment.

15.

MISCELLANEOUS PROVISIONS

(a)

This Agreement and its Exhibits, contain the entire agreement of the parties hereto in relation to the subject matter hereof and supersede all other agreements, both written and oral, between the parties.  This Agreement may not by amended except by a writing executed by the parties.

(b)

This Agreement shall be deemed to be governed by California law applicable to contracts which are made, entered into and performed entirely within the State of California.

(c)

All claims, disputes and other matters in question between the parties to this Agreement which arise out of or are related to this Agreement or the interpretation or breach hereof, shall be decided by a single arbitrator in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association.  All arbitration hearings shall be conducted in Orange County, California, unless the parties mutually agree in writing otherwise.

Notice of a demand to arbitrate shall be filed, in writing, with the other party and the American Arbitration Association.  The demand shall be made in a reasonable time after the claim, dispute or other matter has arisen.  In no event shall the demand for arbitration be made later than the date when the institution of legal or equitable proceedings based upon claim, dispute, or other matter would be barred by the applicable statute of limitations.

The award rendered by the arbitrator in any arbitration shall be final and binding and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

The confidentiality provisions of this Agreement shall apply to any arbitration proceeding or other proceeding to enforce this Agreement. All documents and materials in any such proceeding shall be filed under seal and their confidentiality preserved.

IN WITNESS WHEREOF, the authorized representatives of the parties hereto enter into this Agreement as of the last date of signature below.

"CONSULTANT"

"CLIENT"

Disability Access Consultants, Inc.,

Yum Restaurant Services Group, Inc.,

a California corporation

a Delaware corporation

By:    /s/ Barbara Thorpe

By:     /s/ Steve Elmer

         Barbara Thorpe

         Steve Elmer

 Its:    President

           Its:     Director, YUM Brands Inc.

Date: 1/10/2007

Date: 1/11/2007

EXHIBIT A

SERVICES

A.1

SITE EVALUATION SURVEY.

Consultant shall conduct a Site Evaluation Survey ("SES" or "Survey") of restaurant facilities identified by Yum.  The SES shall use Consultant’s evaluation tools and documents to compare the facility with:  (i) the currently enforceable requirements of the Americans with Disabilities Act ( Appendix A to 28 CFR Part 36 - Standards for Accessible Design establishing minimum standards for ensuring accessibility when designing and constructing a new facility or altering an existing facility) and (ii) applicable state accessibility laws or codes related to the design or construction of facilities  Collectively these are referred to herein as “the applicable laws, regulations and codes.“

The SES shall only include the evaluation of features in those portions of a facility that are used by the general public.  Without limiting the foregoing, the scope of the SES shall not include any portion of any facility that is utilized primarily by the employees, vendors or contractors of Client. The SES will not include specific noncompliant items or elements that the Client has requested that the Consultant omit or not include in the SES.  The Client will notify the consultant in writing of items or elements that it does not want included in the report.  The Consultant will produce the report with the understanding that specific selected noncompliant items are not included in the report in accordance with the request and direction of the Client.

Consultant shall not be responsible for conducting any testing of any telephone, fire alarm or any other alarm system, any assistive listening system or any other electronic device of any nature whatsoever.  Consultant shall not be responsible for examining any feature or facility outside the boundary (the boundary does include the parking lots) of a Facility, including, without limitation, any feature in any public right-of-way.  If parking for any Facility is located in a multi tenant lot, Consultant shall only analyze those spaces that appear to be attributable to the Facility in question.  As to the analysis of paths of travel, Consultant shall select and analyze one single possible path of travel that will connect the features or elements to be evaluated, including the public right of way, but in no case extending beyond the boundary of the Facility.   Surveys of co-branded sites shall be limited to areas solely under the control and authority of the Client.

The SES evaluates existing site improvements at the time of survey only and does not include permit history evaluation or investigation as to chronological condition of improvements that may have been required at time of initial construction or subsequent alteration under state, federal or local laws or building codes.  No destructive testing of any degree will be accomplished in order to determine recommended retrofit parameters; recommendations for possible retrofit of existing improvements to enhance access by individuals with disabilities, if any, are based on surveyors’ inspection and experience.

If the Consultant encounters unsafe or hazardous conditions at Yum sites that do not reasonably allow the Consultant to perform the Services, then the Consultant will immediately notify Yum.  Any expenses due to the delays encountered due to unsafe or hazardous conditions will be the responsibility of the Client.

In conducting the Surveys, Consultant agrees to use all reasonable efforts not to interfere with Client's business operations.  Consultant also acknowledges that between the hours of 11:30 A.M. to 1:30 P.M. and 5:00 P.M. to 7:00 P.M. (collectively, "Peak Hours"), Consultant may encounter delays in conducting Surveys caused by customer traffic.

A.2

REPORT.

For each Site, Consultant shall memorialize the findings of each SES in an electronic standardized report in form and substance acceptable to Yum ("Report"). The Reports and the data therein will be made available to the Client through Consultant product licensing and use of ADS and DACTrak.  The Report shall compare each noncompliant area, feature or item surveyed and evaluated by Consultant with the applicable laws, regulations and codes noted above.  The Report shall designate those areas that do not reflect compliance with the applicable laws, regulations and codes noted above as to each surveyed and evaluated area, feature or item. Consultant shall include a color digital photograph of each area, feature or item evaluated in the Report.

In the event that any specific area, feature or item (or portion thereof) does not reflect compliance with the applicable laws, regulations and codes, Consultant shall make a simple and general "recommendation."  The recommendation is derived from a basic examination of each subject feature and represents only one possible physical solution to bring the subject feature into compliance with the applicable laws, regulations and codes.

Recommendations shall be accompanied by a Cost, where applicable and available, that shall assign rough budget estimates to each suggested recommendation contained in the Report.  The budget estimates are in order to determine "order of magnitude" costs, and Consultant shall have no liability whatsoever in connection with the accuracy of any budget estimates.

Client shall provide sufficient notification to the management of each of the Facilities regarding the performance of the SES’s and furthermore agrees to allow Consultant full access to the public areas of each of the Facilities.  Consultant agrees to provide such Services at times convenient to Client so as not to unduly disrupt Client’s business operations.  Prior to the initiation of the Services, Client shall provide Consultant with all identification and documentation required in gaining access to the Facilities.

EXHIBIT B

COMPENSATION

DAC TRAK

Annual Costs:  Annual cost includes license, setup, services, support, updates, and data storage.  Costs decrease by volume in increments of 1-150, 156-299, 300-449, 450-599, 600-999, 1000-1999, 2000-2999, 3000-3999, 4000 and up.  The premium web service and set up fees are only charged for the first year and no additional costs are added for subsequent years.

Storage Costs:  Included in annual costs.  Storage decreases by volume. Further discounts are available according to quantity.

Project 1 – Pre-DAC (NAC Clean Up)

A – Data Extract	$5,500.00	Completed
B – NAC Import into ADS

$28,500.00

 Note: If Project 2 (DAC Services and DACTrak) is contracted, a credit of $2,255 will be applied to the $7,255 for Project 2, for an annual cost of $5,000 for 150 sites for data storage, set-up, support and updates.

Proposal

Project 2 – DAC Services and DAC Trak Software

A – Inspections	$1300*, plus travel expenses subject to restrictions below under Additional Services *Cost includes license for DACTrak Software for up to 4,000 sites	New stores and remodels
	$1100*, plus travel expenses subject to restrictions below under Additional Services *Cost includes license for DACTrak Software for up to 4,000 sites	Re-inspections
B – DACTrak Setup Premium Web Service License Fee Data Storage	$350.00 $655.00 $00.00 Based on Quantity, see below chart, volume discounts available on Data Storage.	1 time fee Per Year Included with DAC inspection Per Mega Byte Monthly, decreases

 Quantity Discount Pricing

Number of Facilities	Licensing Fee	Premium Annual Web Service	Setup	mb per facility	disk space (Mega Bytes)	Rate Per MB (monthly)	Data Storage Per Site Per Month	Annual Total
150	$0	$655	$350	4	600	$1.00	$ 3.67	$7,255
300	$0	$0	$0	4	1200	$0.85	$ 3.26	$12,385
450	$0	$0	$0	4	1800	$0.75	$ 2.92	$16,405
600	$0	$0	$0	4	2400	$0.65	$ 2.55	$18,985
1,000	$0	$0	$0	4	4000	$0.45	$ 1.78	$21,985
2,000	$0	$0	$0	4	8000	$0.30	$ 1.19	$29,275
3,000	$0	$0	$0	4	12000	$0.15	$ 0.60	$22,165
4,000	$0	$0	$0	4	16000	$0.10	$ 0.40	$19,795

1.

Inspection Services:  When Yum desires Consultant to undertake surveys it shall make a request to Consultant in writing.  Within two (2) business days after the receipt of a request from Yum, Consultant shall acknowledge the request via e-mail.  Thereafter, Consultant shall supply Yum with a price quote (based on the foregoing) and information relating to completion dates for the work for the survey(s) via e mail.  Yum shall accept or reject Consultant’s terms via e mail and acceptance shall be deemed to be binding.  Invoices shall be paid within thirty (30) days after receipt thereof.

2.

Database Related Services. Consultant will consider requests by the Client for changes in the software.  Consultant reserves the right to evaluate the requested changes to determine if they are a valid product enhancement.  If they are determined to be a valid project enhancement, then the changes will be incorporated into the appropriate engineering phase and sequence.

3.

Additional Services.  Client may request that Consultant provide services in addition to those set forth and described in Sections A.1 and A.2 of Exhibit A.  Said services will be defined as “Additional Services,” and shall include, without limitation, consulting with Client and/or advising Client as an expert witness. Consultant agrees to verbally report his facts, conclusions and findings to Client and, if desired by Client, Consultant will prepare a written report and cause it to be sent or delivered to Client.  Consultant also agrees to assist in trial preparation and to testify as an expert witness in those areas in which

Consultant is qualified.  The full scope of Consultant's work will be determined as the matter proceeds, and will be subject to the needs and requests of Client.  For any Additional Services, Consultant shall bill client at Consultant’s regular rates and charges set forth below:

Service

Provider

Rate

Plan Reviews

                $95.00 per hour

Consultation (phone)

                  $95.00 per hour

Expert Witness

$200.00 per hour

$

 per hour

In connection with any Additional Services requested, in writing, by Client, Client shall reimburse Consultant for all reasonable costs (including, without limitation, printing, photocopying (at $0.10 per page), parking, travel expenses, supplies, overnight delivery charges, messenger service and printing) in an amount equal to said costs.  All travel time shall be billed, portal to portal, at Consultant’s regular hourly rates.  Consultant’s hourly rates shall be billed in 1/10th hour increments.  Printing, including the printing of any reports of Consultant’s findings, shall be billed at $0.25 per page.  Travel costs are subject to the following restrictions:

a)

Alcohol of any type will not be reimbursed.

b)

Dry cleaning will not be reimbursed.

c)

Hotel movies will not be reimbursed.

d)

Valet parking is reimbursable only if no other parking option is available.

e)

Meals will be reimbursed for personnel on authorized business travel only.  Business/working meals by personnel not on business travel will not be reimbursed.  Per Diem reimbursement for meals associated with authorized business travel will be for actual costs up to a maximum of $75.00 per day, including applicable tax, as well as gratuities and tips up to 20 % of the actual cost of the meal.

f)

Air travel is reimbursed at the fare for “Coach Class” seating.  “Business Class” or “First Class” fares will not be reimbursed.

g)

Lodging reimbursement shall be based on actual, reasonable, and necessary costs.  Hotel rates associated with authorized business travel exceeding $200.00 per day must be approved in writing by YUM.  This written approval must be submitted with the billing for reimbursable expenses.

h)

Phone charges during hotel stays associated with business support of the Services must be identified.  Personal phone charges will not be reimbursed.

i)

Car rental is reimbursable at the cost for mid-size or lower size vehicle.  Larger size vehicle rentals must be approved in advance in writing by the Yum.  This written approval must be submitted with the billing for reimbursable expenses.  Luxury or Sports car rentals of any type will not be reimbursed.

j)

Reimbursement of mileage for the business use of a personal vehicle during the conduct of business within the scope of the Services shall be based on the Internal Revenue Service Standard Mileage Rate in effect at the time.

k)

Cost of “home based” copies, faxes, and other supplies and materials associated with them will not be reimbursed.

l)

Cost of cellular phones, cell phone usage plans and usage minutes, and other mobile communication devices will not be reimbursed.

Reimbursable expenses shall be submitted with the invoice with each report, or as requested by the Client and agreed to by the Consultant.  Upon request, Consultant shall provide such back-up documentation as Client shall request.